INVESTMENT ADVISORY AGREEMENT

          THIS AGREEMENT, made this  30th   day of December,
1987 by CARILLON INVESTMENT TRUST ("Trust"), a Massachusetts business trust, and CARILLON ADVISERS, INC. ("Adviser"), an Ohio corporation.

          WHEREAS, the Trust and the Adviser wish to enter into an Agreement setting forth the terms upon which the Adviser will perform certain services for the Trust;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree to the following:

(1) The Trust hereby employs the Adviser to manage the investment and reinvestment of the assets of the Trust and to perform the other services herein set forth subject to the control and direction of the Board of Trustees of the Trust, for the period and on the terms herein set forth.
     The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(2) In carrying out its obligations to manage the investments and reinvestments of the assets of the Trust, the Adviser shall:
     (a) obtain and evaluate pertinent economic, statistical and financial data and other information relevant to the investment policies and objectives of the Trust, affecting the economy generally and individual companies or industries, the securities of which are included in the Trust's investment portfolios or under consideration for inclusion therein;
     (b) conduct a continuous program of investment and evaluation with respect to the composition of the Trust's portfolios, including the placing of orders for purchases and sales; and
     (c) regularly report to the Board of Trustees of the Trust with respect to implementation of the investment objectives and policies of the Trust and the Adviser's activities in connection with the administration of the Trust.
(3) In providing the services and assuming the obligations set forth herein, the Adviser may at its expense employ one or more Sub-Advisers. Reference herein to the Adviser shall include any Sub-Adviser employed by the Adviser. Any agreement between the Adviser and any Sub-Adviser shall be subject to the terms for renewal, termination and amendment as provided herein with respect to the Adviser, and such Sub-Adviser shall at all times be subject to the direction of the Board of Trustees of the Trust and any duly constituted committee thereof or any officer of the Trust acting pursuant to like authority. The procedure required in paragraph (11) must be followed with respect to approval of one or more Sub-Advisers.
(4) In addition to performing the obligations set forth in paragraph (2) above, the Adviser shall furnish at its own expense or pay the expenses of the Trust for the following:
     (a) office space in the offices of the Adviser, or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;
     (b) necessary executive and other personnel for managing the affairs of the Trust, including personnel for the performance of clerical, accounting and other office functions (exclusive of those related to and to be performed under contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other service supplier selected to perform such services); all information and services, other than services of counsel, required in connection with the preparation of registration statements and prospectuses including amendments and revisions thereto; all annual, semi-annual periodic reports; and notices and proxy solicitation material furnished to shareholders of the Trust or regulatory authorities.

(5) Nothing in paragraph (4) above shall require the Adviser to bear or to reimburse the Trust for:
      (a) any of the costs of printing or mailing the items referred to in (4)(b);
     (b) compensation of the directors of the Trust who are not directors, officers or employees of the Adviser;
     (c) registration, filing and other fees in connection with requirements of regulatory authorities;
     (d) the charges and expenses of the custodian appointed by the Trust for custodial services;
     (e) the charges and expenses of the independent accountants retained by the Trust;
     (f) the charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Trust;
     (g) broker's commission and issue and transfer taxes chargeable to the Trust in connection with securities transactions to which the Trust is a party;
     (h) taxes and corporate fees payable by the Trust to federal, state or other governmental agencies;
     (i) the cost of stock certificates, if any, representing shares of the Trust;
     (j) legal fees and expenses in connection with the affairs of the Trust, including registering and qualifying its shares with regulatory authorities;
     (k) association membership dues;
     (l) insurance premiums for fidelity and other coverage;
     (m) expenses of shareholder and directors meetings.

(6) (a) The services of the Adviser to the Trust are not to be deemed exclusive and the Adviser shall be free to render similar services to others so long as the services hereunder are not impaired or interfered with thereby.
     (b) The Adviser and any persons performing executive, administrative or trading functions for the Trust, whose services are made available to the Trust by the Adviser, are specifically authorized to allocate brokerage and principal business to firms that provide brokerage and economic research services or facilities and to cause the Trust to pay a member of a securities exchange or any other broker or dealer an amount of commission for effecting a securities transaction in excess of the amount another member of an exchange, broker or dealer would have charged for effecting that transaction if the Adviser or such person determines in good faith that such amount of commission is reasonable in relationship to the value of the brokerage and research services (as such services are defined in Section 28(e) of the Securities Exchange Act of 1934) provided by such member, broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to any accounts as to which the Adviser exercises investment discretion (as the term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934)
 .
(7) The Trust shall pay the Adviser as full compensation for all facilities and services furnished hereunder a fee computed separately for each Fund at an annual rate, as follows:
     (a) for the Growth Fund -- .75% of the first $50,000,000, .65% of the next $100,000,000, and .50% of all amounts over $150,000,000 of the current value of the net assets of the Fund;
     (b) for the Government Bond Fund -- .65% of the first $50,000,000, .50% of the next $100,000,000, and .45% of all amounts over $150,000,000 of the current value of the net assets of the Fund; and
     (c) for the Capital Fund -- .75% of the first $50,000,000, .65% of the next $100,000,000, and .50% of all amounts over $150,000,000 of the current value of the net assets of the Fund.
     Such fee shall be payable at such intervals not more frequently than monthly nor less frequently than quarterly as the Board of Trustees of the Trust may from time to time determine and specify in writing to the Adviser. Such fee shall be calculated on the basis of the average of all valuations of net assets of each Fund made at the close of business on each valuation day during the period for which such fee is paid.
(8) (a) If, in any calendar quarter, the total of all ordinary business expenses applicable to the Trust should exceed the expense limitations as required by any applicable state or federal law, the Adviser shall pay such excess, unless the Adviser applies for and obtains waivers to remove such expense reimbursement requirements. It is the intention of the Adviser to apply for such waivers. For the purposes of this paragraph, the term "calendar quarter" shall include the portion of any calendar quarter which shall be lapsed at the date of termination of this Agreement and the expense limitation shall be that part of the rate proportional to that proportion of a full calendar quarter lapsed.
     (b) The Adviser reserves the right to waive all or part of its fee.

(9)  It is understood that:
     (a) trustees, officers, agents and stockholders of the Trust are or may be interested in the Adviser as directors, officers, stockholders or otherwise;
     (b) directors, officers, agents and stockholders of the Adviser are or may be interested in the Trust as trustees, officers, stockholders or otherwise;
     (c) the Adviser may be interested in the Trust; and
     (d) the existence of any such interest will not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Declaration of Trust of the Trust and the Articles of Incorporation of the Adviser respectively or by specific provision of applicable law.

(10) Neither the Adviser nor any of its directors, officers or employees, nor any persons performing executive, administrative or trading functions shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of it or his duties on behalf of the Trust or from reckless disregard by the Adviser or any such person of the Adviser's duties under this Agreement. Without limiting the generalities of the foregoing, neither the Adviser nor any such person shall be deemed to have acted unlawfully or to have breached any duty to the Trust under state or federal law solely by reason of having caused the Trust to pay a member of any securities exchange or any other securities broker or dealer an amount of commission for effecting a securities transaction in excess of the commissions another member of a securities exchange or another securities broker or dealer would have charged for effecting that transaction if the Adviser or such other persons determined in good faith that such amount of commission was reasonable in relationship to the value of the brokerage and research provided by such member, broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Adviser with respect to any account to which the Adviser exercises investment discretion, as provided for in Section 28(e) of the Securities Exchange Act of 1934.

(11) This Agreement shall continue in effect from year to year hereafter, only so long as such continuation is specifically approved, at least annually, by either the Board of Trustees of the Trust or by a vote of the majority of the outstanding voting securities of each Fund. In either event, however, such continuation shall also be approved by a vote of a majority of the trustees who are not interested persons of the Trust, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, cast by them in person at a meeting called for the purpose of voting on such continuation. Notwithstanding the foregoing provisions of this paragraph (11) to the contrary:

      (a) This Agreement may be terminated at any time without the payment of any penalty on 60 days' notice to the Adviser, either by a vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of any Fund.

      (b) This Agreement shall immediately terminate in the event of its assignment (as that term is defined in the Investment Company Act of 1940, as amended).

      (c) This Agreement may be terminated by the Adviser on sixty days' written notice to the Trust.

(12) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Trust and that of the Adviser for this purpose shall be
      P. O. Box 5304, Cincinnati, Ohio  45201.

      IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the date first above written.

                                 CARILLON INVESTMENT TRUST



                                By  /s/ Charles C. Hinckley
                                  Charles C. Hinckley
                                   President



                                  CARILLON ADVISERS, INC.



                                By   /s/ Michael A. Conway
                                  Michael A. Conway
                                   President